Exhibit 99.1
Surface Oncology Reports Financial Results and Corporate Highlights for First Quarter 2022
– Cash runway extended into 2024 –
– Strengthened financial position with achievement of $30 million milestone from GlaxoSmithKline and $21 million raised in the quarter through ATM facility –
– Expanding open label lead-in for SRF388 in first-line hepatocellular carcinoma (HCC), with initial data expected in the first half of 2023 –
– New SRF388 clinical data to be presented at 2022 American Society of Clinical Oncology (ASCO) Annual Meeting –
CAMBRIDGE, Mass., May 9, 2022: Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, reported financial results and corporate highlights for the first quarter of 2022 as well as upcoming anticipated corporate milestones.
“The first quarter of 2022 marked the beginning of a data-rich year for Surface, starting with the presentation of preclinical and translational SRF388 data at AACR in April,” said Rob Ross, M.D., chief executive officer. “We are actively developing two novel antibodies in Phase 2 studies, SRF388 and SRF617, and our runway now provides us with 12 months of cash beyond data readouts for up to six different indications and combination studies across the programs. We look forward to presenting our next update on SRF388, the only antibody targeting IL-27 in the clinic, at ASCO, and we remain on track to share new clinical data for SRF617 in the second half of this year.”
First Quarter and Subsequent Corporate Highlights
•During the first quarter, Surface raised net proceeds of approximately $21 million through the company’s existing At-the-Market (ATM) facility with participation based on unsolicited interest received from EcoR1 and Octagon Capital Advisors.
•At the American Association for Cancer Research (AACR) Annual Meeting 2022, Surface presented SRF388 preclinical and translational data supporting the recommended Phase 2 monotherapy dose selection of 10 mg/kg administered intravenously every four weeks. This dose is being studied in dedicated expansion cohorts of treatment-refractory clear cell renal cell carcinoma (ccRCC), non-small-cell lung cancer (NSCLC), and hepatocellular carcinoma (HCC).
•In March, Surface announced that the first patient had been dosed by GlaxoSmithKline (GSK) in a Phase 1 study evaluating GSK4381562 in patients with solid tumors. GSK4381562 is a fully human IgG1 antibody targeting PVRIG, an inhibitory protein on the TIGIT/DNAM/TACTILE axis that is expressed on natural killer cells (NK cells) and T cells. As a result, Surface is entitled to a $30 million milestone payment and is eligible to receive an additional $700 million in potential future milestone payments, and tiered royalties on global net sales.

•In March, the company announced the appointment of Theresa Boni, J.D., as general counsel and senior vice president, legal. Ms. Boni brings more than 20 years of legal experience spanning the biopharmaceutical and medical device industries.
SRF388 Clinical Trial Progress and Updates
•In April 2022, Surface announced the initiation of two Phase 2 clinical studies evaluating SRF388, a potential first-in-class antibody against IL-27. The initiations include the first patient dosed in a Phase 2 monotherapy clinical study in treatment-refractory NSCLC patients and the first patient dosed in the lead-in to a randomized Phase 2 clinical study in combination with atezolizumab and bevacizumab in patients with HCC who have not received prior systemic treatment (first-line).
•With respect to the design of the SRF388 randomized Phase 2 study in first-line HCC, the company will expand the open-label lead-in from six patients, as originally planned, to approximately 30 patients. Management believes this expanded lead-in will provide more robust safety and efficacy data to inform the start of the randomized stage and could elucidate important biomarkers to support enriched patient selection. Data from the lead-in are anticipated in the first half of 2023.
New clinical data on SRF388 will be presented in an oral session at the 2022 ASCO Annual Meeting. The session, entitled “First-in-human study of SRF388, a first-in-class IL-27 targeting antibody, as monotherapy and in combination with pembrolizumab in patients with advanced solid tumors,” will be held Saturday, June 4, 2022, from 1:15 pm - 4:15 pm CDT.
Selected Anticipated Near-term Corporate Milestones
•The company remains on track to provide a clinical data update on SRF617, a fully human antibody designed to inhibit CD39, in the second half of 2022.
•Surface anticipates filing an Investigational New Drug application for SRF114, a fully human IgG1 anti-CCR8 antibody, in the second half of 2022.
Financial Results
As of March 31, 2022, cash, cash equivalents and marketable securities were $150.4 million, compared to $154.1 million on December 31, 2021.
General and administrative (G&A) expenses were $6.5 million for the first quarter ended March 31, 2022, compared to $5.6 million for the same period in 2021. This increase was primarily due to increases in personnel and facility related costs and increased insurance premiums. G&A expenses included $1.3 million in stock-based compensation expense for the first quarter ended March 31, 2022.
Research and development (R&D) expenses were $16.6 million for the first quarter ended March 31, 2022, compared to $10.5 million for the same period in 2021. This increase was primarily driven by progress on our SRF617 and SRF388 Phase 1 clinical trials and advancement into Phase 2 trials. R&D expenses included $0.6 million in stock-based compensation expense for the first quarter ended March 31, 2022.
For the first quarter ended March 31, 2022, net income was $6.2 million, or basic net income per share of $0.13 and diluted net income per share of $0.13 . Net loss was $15.6 million for the same period in 2021, or basic and diluted net loss per share of $0.37.
Based upon the current operating plan, Surface projects its cash runway extending into 2024.

About Surface Oncology
Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on selectively depleting regulatory T cells in the tumor microenvironment via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (GSK4381562, formerly SRF813; Phase 1). Surface’s novel, investigational cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.
About SRF388
SRF388 is a fully human anti-IL-27 antibody designed to inhibit the activity of this immunosuppressive cytokine. Surface Oncology has identified particular tumor types, including liver, kidney and lung cancer, where IL-27 appears to play an important role in the immunosuppressive tumor microenvironment and may contribute to resistance to treatment with checkpoint inhibitors. SRF388 targets the rate-limiting p28 subunit of IL-27, and preclinical studies have shown that treatment with SRF388 blocks the immunosuppressive biologic effects of IL-27, resulting in immune cell activation in combination with other cancer therapies including anti-PD-1 therapy, as well as potent anti-tumor effects as a monotherapy. Furthermore, Surface Oncology has identified a potential biomarker associated with IL-27 that may be useful in helping to identify patients most likely to respond to SRF388. In November 2020, Surface announced that SRF388 was granted Orphan Drug designation and Fast Track designation for the treatment of hepatocellular carcinoma from the FDA.
About SRF617
SRF617 is a fully human antibody designed to inhibit the enzymatic activity of CD39 in the tumor microenvironment, allowing for a dual mechanism of action to promote anti-tumor immunity via reduction of immunosuppressive adenosine in addition to increasing levels of immunostimulatory ATP. A substantial body of research supports a role for CD39 in allowing cancer to evade immune responses. In preclinical studies, SRF617 has exhibited strong affinity for and inhibition of CD39, the ability to reduce adenosine and increase ATP levels, and anti-tumor activity both as a single agent and in combination with multiple therapeutic agents. SRF617 has been granted Orphan Drug designation for the treatment of advanced pancreatic cancer by the FDA.
Cautionary Note Regarding Forward-Looking Statements
Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” "will," “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all; the therapeutic potential of Surface Oncology’s product candidates; the risk that results from preclinical studies or early clinical trials may not be representative of results from later or larger clinical trials; the risk that results from preliminary, interim or top-line data may not be representative of future or final data from the same studies; the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized; the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies; changes in our operating plan and funding requirements; and the potential impact of COVID-19 on Surface Oncology’s clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.
Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
Contact
Scott Young
(617) 865-3250
syoung@surfaceoncology.com

Selected Financial Information:

(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
Statement of Operations Items	2022	2021
License-related revenue	$30,000	$1,626
Operating expenses:
Research and development	16,624	10,544
General and administrative	6,540	5,641
Total operating expenses	23,164	16,185
Income (loss) from operations	6,836	(14,559)
Interest and other income (expense), net	(637)	(1,002)
Net income (loss)	6,199	(15,561)
Net income (loss) per share — basic	$0.13	$(0.37)
Weighted average common shares outstanding — basic	48,606,055	41,619,362
Net income (loss) per share — diluted	$0.13	$(0.37)
Weighted average common shares outstanding — diluted	49,816,784	41,619,362

Selected Balance Sheet Items:	March 31, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$150,393	$154,149
Total assets	217,680	190,847
Accounts payable and accrued expenses	13,155	14,639
Total stockholders’ equity	146,987	118,900